Exhibit 10.16
THE LUBRIZOL CORPORATION
2005 EXCESS DEFINED BENEFIT PLAN
(As Amended and Restated December 31, 2008)
     The Lubrizol Corporation hereby establishes, effective January 1, 2005, and amended and restated as of January 1, 2008, The Lubrizol Corporation 2005 Excess Defined Benefit Plan (the “Plan”) for the purposes of providing supplemental benefits to certain employees, as permitted by Section 3(36) of the Employee Retirement Income Security Act of l974 and providing deferred compensation benefits to a select group of management and highly compensated employees.
ARTICLE I
DEFINITIONS AND CONSTRUCTION
     1.1 Definitions. For the purposes hereof, the following words and phrases shall have the meanings indicated, unless a different meaning is plainly required by the context:
     (a) Code. the term “Code” shall mean the Internal Revenue Code as amended from time to time. Reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements, or supersedes such section.
     (b) Company. The term “Company” shall mean The Lubrizol Corporation, an Ohio corporation, its corporate successors and the surviving corporation resulting from any merger of The Lubrizol Corporation with any other corporation or corporations, and any subsidiaries of The Lubrizol Corporation which adopt the Plan.
     (c) Lubrizol Pension Plan. The term “Lubrizol Pension Plan” shall mean The Lubrizol Corporation Pension Plan as the same shall be in effect on the date of a Participant’s retirement, death, or other termination of employment.
     (d) Participant. The term “Participant” shall mean any person employed by the Company who is designated by the Board of Directors as an officer for the purposes of Section 16 of the Securities Exchange Act of 1934, or whose benefits under the Lubrizol Pension Plan are limited by the application of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, or, effective January 1, 2005, who participates in The Lubrizol Corporation Senior Management Deferred Compensation Plan.
     (e) Plan. The term “Plan” shall mean the excess defined benefit pension plan as set forth herein, together with all amendments hereto, which Plan shall be called “The Lubrizol Corporation 2005 Excess Defined Benefit Plan.”
     (f) Trust. The term “Trust” shall mean The Lubrizol Corporation Excess Defined Benefit Plan Trust established pursuant to the Trust Agreement.
     (g) Trust Agreement. The term “Trust Agreement” shall mean The Lubrizol Corporation Excess Defined Benefit Plan Trust Agreement.
     (h) Change in Control. The term “Change in Control” shall mean the occurrence of any of the following events:

     (i) The date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.
     (ii) The date any person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company.
     (iii) The date a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election.
     (iv) The date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before the acquisition or acquisitions.
     1.2. Additional Definitions. All other words and phrases used herein shall have the meanings given them in the Lubrizol Pension Plan, unless a different meaning is clearly required by the context.
ARTICLE II
SUPPLEMENTAL PENSION BENEFIT
     2.1 Eligibility. A Participant who separates from service with the Company and its subsidiaries and
     (a) whose benefits under the Lubrizol Pension Plan are limited by the provisions of Section 401(a)(17) or 415 of the Code,
     (b) who participated in The Lubrizol Corporation 2005 Deferred Compensation Plan for Officers,
     (c) who participated in The Lubrizol Corporation 2005 Executive Council Deferred Compensation Plan, or
     (d) effective January 1, 2006, who participated in The Lubrizol Corporation Senior Management Deferred Compensation Plan
shall be eligible for a supplemental pension benefit determined in accordance with the provisions of Section 2.2.
     2.2 Amount. Subject to the provisions of Article III, the monthly supplemental pension benefit payable to an eligible Participant shall be equal to an amount which shall be determined in the normal form of payment under the Lubrizol Pension Plan, regardless of any election of optional method of payment by the Participant under the Lubrizol Pension Plan or this Plan, and shall be equal to the sum of (I) plus (II), where (I) is the result, but not less than zero, of (b) minus (a); and (II) is the result, but not less than zero, of (c) minus (b), where:
     (a) equals the monthly pension benefit payable to the Participant under the Lubrizol Pension Plan in the normal form of payment;
     (b) equals the monthly pension benefit which would have been payable under the benefit formula in the Lubrizol Pension Plan as if:
(1) the limitation of Section 415 of the Code on total benefits that may be accrued under the Lubrizol Pension Plan was not in effect;
(2) any amount payable under The Lubrizol Corporation 2005 Excess Defined Contribution Plan attributable to participation in The Lubrizol Corporation Employees’ Profit Sharing Plan and Savings Plan did not and would not increase the compensation or otherwise affect the compensation or any other variable used in the benefit formula under the Lubrizol Pension Plan;
(3) any participation by the Participant in The Lubrizol Corporation 2005 Deferred Compensation Plan for Officers, The Lubrizol Corporation 2005 Executive Council Deferred Compensation Plan, or, effective January 1, 2006, in The Lubrizol Corporation Senior Management Deferred Compensation Plan did not decrease the compensation or otherwise affect the compensation or any other variable used in the benefit formula under the Lubrizol Pension Plan; and
     (4) all years of service of the Participant with Lubrizol or Noveon are counted; and
     (c) equals the monthly pension benefit which would have been payable under the benefit formula in the Lubrizol Pension Plan as if:
(1) the limitations of Section 401(a)(17) of the Code on compensation that may be taken into account in determining benefits under the Lubrizol Pension Plan was not in effect;
(2) the limitation of Section 415 of the Code on total benefits that may be accrued under the Lubrizol Pension Plan was not in effect;
(3) any amount payable under The Lubrizol Corporation 2005 Excess Defined Contribution Plan attributable to participation in The Lubrizol Corporation Employees’ Profit Sharing Plan and Savings Plan did not and would not increase the compensation or otherwise affect the compensation or any other variable used in the benefit formula under the Lubrizol Pension Plan;
(4) any participation by the Participant in The Lubrizol Corporation 2005 Deferred Compensation Plan for Officers, The Lubrizol Corporation 2005 Executive Council Deferred Compensation Plan, or, effective January 1, 2006, in The Lubrizol Corporation Senior Management Deferred Compensation Plan did not decrease the compensation or otherwise affect the compensation or any other variable used in the benefit formula under the Lubrizol Pension Plan; and
(5) all years of service of the Participant with Lubrizol are counted, excluding any service before January 1, 2006 for employees who were part of Noveon on December 31, 2005.

     2.3 Vesting. Each Participant shall become 100 percent vested in his supplemental pension benefit under this Plan upon the earliest of the following events: his completing five years of service, his reaching age 55; his death; his becoming disabled and receiving benefits pursuant to the Company’s long-term disability plan; or a Change in Control.
ARTICLE III
PAYMENT OF BENEFITS
     3.1 Payment to Participant.
(a) Each Participant who separates from service with the Company and its related corporations shall receive payment of his supplemental pension benefit in the standard form of payment of a single lump-sum payment payable within 60 days following the later of six months following the separation from service or the beginning of the calendar year following the calendar year in which Participant separated from service.
(b) Payments hereunder shall be less any applicable withholding taxes. The form of payment described shall be calculated using the same actuarial factors and interest rates used under The Lubrizol Corporation Pension Plan (or its successor) as in effect on the date of separation from service.
     3.2 Payment in the Event of Death Prior to Commencement of Distribution. If a Participant dies prior to commencement of benefits under the Plan, his surviving spouse, if any, shall be eligible for a survivor benefit which is equal to one-half of the reduced monthly benefit the Participant would have received under the Plan if the Participant had retired on the day before his death and had elected to receive his benefit under the Lubrizol Pension Plan in a 50 percent joint and survivor annuity form. In making the determinations and reductions required in this Section 3.2, the Company shall apply the assumptions then in use under the Lubrizol Pension Plan. For purposes hereof, a surviving spouse shall only be eligible for a benefit under this Section 3.2, if such spouse had been married to the deceased Participant for at least one year as of the date of the Participant’s death. Benefits hereunder shall commence within 60 days after the death of the Participant and shall be paid monthly in substantially equal payments for the life of the surviving spouse.
ARTICLE IV
ADMINISTRATION
     4.1 Authority of the Company. The Company shall be responsible for the general administration of the Plan, for carrying out the provisions hereof, and for making, or causing the Trust to make, any required supplemental benefit payments. The Company shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to determine all questions relating to eligibility for and the amount of any supplemental pension benefit and all questions pertaining to claims for benefits and procedures for claim review; to resolve all other questions arising under the Plan, including any questions of construction; and to take such further action as the Company shall deem advisable in the administration of the Plan. The Company may delegate any of its powers, authorities, or responsibilities for the operation and administration of the Plan to any person or committee so designated in writing by it and may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The actions taken and the decisions made by the Company hereunder shall be final and binding upon all interested parties.

     4.2 Claims Review Procedure. The Company shall notify the person who files a claim for benefits (hereinafter referred to as the “Claimant”) of the Plan’s adverse benefit determination within a reasonable period of time, but not later than 90 days after the receipt of the claim by the Plan, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that special circumstances require an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. Whenever the Company decides for whatever reason to deny, whether in whole or in part, a claim for benefits filed by any Claimant, the Company shall transmit to the Claimant a written notice of the Company’s decision, which shall be written in a manner calculated to be understood by the Claimant and contain a statement of the specific reasons for the denial of the claim, reference to the specific Plan provisions on which the determination was based, a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary, a description of the Plan’s review procedures and the time limits applicable to such procedures, include a statement of the Claimant’s right to bring civil action under Section 502(a) ERISA following an adverse benefit determination on review. Within 60 days of the date on which the Claimant receives such notice, he or his authorized representative may request that the claim denial be reviewed by filing with the Company a written request therefor, which request shall contain the following information:
(a) the date on which the Claimant’s request was filed with the Company; provided, however, that the date on which the Claimant’s request for review was in fact filed with the Company shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph (a);
(b) the specific portions of the denial of his claim which the Claimant requests the Company to review;
(c) a statement by the Claimant setting forth the basis upon which he believes the Company should reverse the Company’s previous denial of his claim for benefits and accept his claim as made; and
(d) any written comments, documents, records and other information which the Claimant desires the Company to examine in its consideration of his position as stated pursuant to paragraph (c).
Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits. The review of the claim will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Within no later than 60 days of the date determined pursuant to paragraph (a) of this Section 4.2, the Company shall notify Claimant of the Plan’s benefit determination, unless the Company determines that special circumstances require an extension of time for processing the claim. If the Company determines that an extension of time for processing is required, written notice of the extension will be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. The Company shall provide the Claimant with a written notification of the Plan’s benefit determination on review, written in a manner calculated to be understood by the Claimant, including the reasons and Plan provisions upon which its decision was based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits, and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.
ARTICLE V
AMENDMENT AND TERMINATION
     The Company reserves the right to amend or terminate the Plan in whole or in part at any time and to suspend operation of the Plan, in whole or in part, at any time, by resolution or written action of its Board of Directors or by action of a committee to which such authority has been delegated by the Board of Directors; provided, however, that no amendment shall result in the forfeiture or reduction of the interest of any Participant or person claiming under or through any one or more of them pursuant to the Plan; provided, further that, effective January 1, 2006, notwithstanding Section 2.3, upon a termination of the Plan each Participant shall be fully vested in his supplemental pension benefit under this Plan. Any amendment of the Plan shall be in writing and signed by authorized individuals.
ARTICLE VI
MISCELLANEOUS
     6.1 Non-Alienation of Retirement Rights or Benefits. No Participant shall encumber or dispose of his right to receive any payments hereunder, which payments or the right thereto are expressly declared to be non-assignable and non-transferable. If a Participant attempts to assign, transfer, alienate or encumber his right to receive any payment hereunder or permits the same to be subject to alienation, garnishment, attachment. execution, or levy of any kind, then thereafter during the life of such Participant, and also during any period in which any Participant is incapable in the judgment of the Company of attending to his financial affairs, any payments which the Company is required to make hereunder may be made, in the discretion of the Company, directly to such Participant or to any other person for his use or benefit or that of his dependents, if any, including any person furnishing goods or services to or for his use or benefit or the use or benefit of his dependents, if any. Each such payment may be made without the intervention of a guardian, the receipt of the payee shall constitute a complete acquittance to the Company with respect thereto, and the Company shall have no responsibility for the proper allocation thereof.
     6.2 Plan Non-Contractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by the Company to continue his employment with the Company, and nothing herein contained shall be construed as a commitment on the part of the Company to continue the employment or the annual rate of compensation of any such person for any period, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been established.
     6.3 Trust. In order to provide a source of payment for its obligations under the Plan, the Company has established the Trust, the terms of which are governed by the Trust Agreement.
     6.4 Interest of a Participant. Subject to the provisions of the Trust Agreement, the obligation of the Company under the Plan to provide a Participant with a supplemental pension benefit constitutes the unsecured promise of the Company to make payments as provided herein, and no person shall have any interest in, or a lien or prior claim upon, any property of the Company.
     6.5 Controlling Status. No Participant shall be eligible for a benefit under the Plan unless such Participant is a Participant on the date of his retirement, death, or other termination of employment.
     6.6 Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any person, firm or corporation any legal or equitable right as against the Company, its officers, employees, or directors, except any such rights as are specifically provided for in the plan or are hereafter created in accordance with the terms and provisions of the Plan.
     6.7 Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted herefrom.
     6.8 Governing Law. The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.